Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of LZ Technology Holdings Limited on the Amendment No.2 to Form F-1 (File No. 333-276234) of our report dated June 10, 2024, with respect to our audits of the consolidated financial statements of LZ Technology Holdings Limited as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

June 10, 2024

BEIJING OFFICE ● Units 06-09 ● 46th Floor ● China World Tower B ● No. 1 Jian Guo Men Wai Avenue ● Chaoyang District ● Beijing ● 100004

Phone 8610.8518.7992 ● Fax 8610.8518.7993 ● www.marcumasia.com